NOTE PURCHASE AGREEMENT


                  NOTE PURCHASE AGREEMENT ("Agreement"), dated this 2nd day of April, 1996, by and among FACTORY STORES OF AMERICA, INC., a Delaware corporation with offices at 230 North Equity Drive, Smithfield, North Carolina 27577 (the "Borrower"), BLACKACRE BRIDGE CAPITAL, L.L.C., a Delaware limited liability company with offices at 950 Third Avenue, New York, New York 10022 ("Blackacre"), and GILDEA MANAGEMENT COMPANY, a Delaware corporation with offices at 115 E. Putnam Avenue, Greenwich, Connecticut 06830 ("Gildea").


                             PRELIMINARY STATEMENT


                  Borrower desires to sell and issue to designees of Blackacre and Gildea, and Blackacre and Gildea desire to cause their designees to purchase from Borrower exchangeable subordinated notes in an aggregate principal amount up to $25 million and senior notes in an aggregate principal amount of $5 million from the Borrower.

                  NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, warranties and conditions hereinafter contained, the parties do hereby agree as follows:


1.       DEFINITIONS.

         Certain capitalized terms used in this agreement are defined in Schedule A; references to a "Schedule" or an "exhibit" are, unless otherwise specified, to a Schedule or an exhibit attached to this agreement.

2.       ISSUANCE, SALE AND PURCHASE OF THE NOTES.

         2.1. On the terms and subject to the conditions set forth in this agreement, Borrower shall issue and sell to Designees of Blackacre and Gildea, and Blackacre and Gildea shall cause such Designees to purchase from Borrower, up to $25 million principal amount of Exchangeable Subordinated Notes (the "Exchangeable Notes"). The Exchangeable Notes will be in the form of exhibit 2.1(a) hereto, including being exchangeable for shares of Series A Convertible Preferred Stock, par value $25.00 per share, of Borrower (the "Preferred Stock") at the rate of $25 principal amount of Exchangeable Notes for each share of Preferred Stock and a purchase price equal to 100% of the principal amount thereof. The certificate of designation attached hereto as exhibit 2.1(b) (the "Certificate of Designation") sets forth the designations,

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preferences and relative participating, optional or other special rights, and qualifications, or restrictions of the Preferred Stock.

         2.2. On the terms and subject to the conditions set forth in this agreement, Borrower shall issue and sell to Designees of Blackacre and Gildea, and Blackacre and Gildea shall cause such Designees to purchase from Borrower, $5 million principal amount of Senior Notes (the "Senior Notes"). The Senior Notes will be in the form of exhibit 2.2 hereto, and will have a purchase price equal to 97% of the principal amount thereof.

         2.3. The Exchangeable Notes and the Senior Notes are hereinafter collectively referred to as the "Notes".

         2.4. The issuance and sale and the purchase of the Exchangeable Notes and the Senior Notes are hereinafter collectively referred to as the "Transactions".

3.       CLOSING.

         3.1. The parties hereto intend to close the initial funding of the Transactions (the "Closing") on April 2, 1996. The date of the initial funding of the Transactions shall hereinafter be referred to as the "Closing Date."

         3.2. Notwithstanding the foregoing, Blackacre, Gildea and any Designees will be required to close and fund the Transactions at the Closing and at any subsequent funding in accordance with the funding Schedule set forth in Schedule 4.1 (a "Subsequent Funding") if and only if all the conditions contained herein will have been complied with by Borrower in all material respects no later than two Business Days prior to the date scheduled for the Closing or the Subsequent Funding (except for such conditions which cannot be satisfied until the Closing or such Subsequent Funding Date) and provided that Borrower is not in default in any material respect with respect to any provisions of this agreement. The date of any Subsequent Funding shall hereinafter be referred to as the "Subsequent Funding Date".

         3.3. The Closing and each Subsequent Funding will be held at the offices of Battle Fowler LLP, 75 East 55th Street, New York, New York.

         3.4. At the Closing, or the Subsequent Funding, the Borrower will deliver to the Designees of Blackacre and Gildea the Notes to be purchased by the Designees of Blackacre and Gildea, dated the Closing Date, or the Subsequent Funding Date, as the case may be, and registered in the names of Designees of Blackacre and Gildea, in consideration of the purchase price therefor paid by wire transfer or immediately available funds for the account of the Borrower. Blackacre and Gildea shall provide the Borrower with the names of the Designees of Blackacre and Gildea

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at least two days prior to the Subsequent Funding Date set forth in Schedule
4.1. for each Subsequent Funding, except that Blackacre and Gildea shall provide the Borrower with the names of the Designees of Blackacre and Gildea to purchase the last $5 million of commitments to purchase Exchangeable Notes at least five (5) Business Days prior to the Subsequent Funding Date set forth in
Schedule 4.1 for such purchase.

         3.5. If at the Closing or a Subsequent Funding the Borrower shall fail to tender the Notes to Blackacre and Gildea as provided above in this section 3, or if any of the conditions specified in section 5 shall not have been fulfilled in all material respects to Blackacre and Gildea's reasonable satisfaction, Blackacre and Gildea and their Designees shall, at Blackacre and Gildea's election, be relieved of all further obligations under this agreement, without thereby waiving any rights Blackacre and Gildea or the Designees may have by reason of such failure or such nonfulfillment.

         3.6. If the Closing does not occur on or prior to May 1, 1996 (the "Termination Date"), time being of the essence with respect to such date, this agreement and the obligations of the parties hereto contained herein will expire and terminate on close of business on such date.

4.       FUNDING SCHEDULE.

         4.1. The Exchangeable Notes will be issued, sold and purchased in the principal amount of $10 million on the Closing Date and may, to the extent of the balance of Exchangeable Note commitment, be funded, at the option of Borrower, on or before the Subsequent Funding Date for each Subsequent Funding set forth in Schedule 4.1.

         4.2. The Senior Notes will be issued, sold and purchased in a principal amount of $5 million, at the option of Borrower, on or before the Subsequent Funding Date for the Senior Notes set forth in Schedule 4.1.

         4.3. Each issuance, sale and purchase of the Notes prior to the Subsequent Funding Date for such Notes set forth in Schedule 4.1 shall require written notice from Borrower delivered to Blackacre and Gildea at least three
(3) Business Days prior to the requested Subsequent Funding Date in the case of the Exchangeable Notes, and at least five (5) Business Days prior to the requested Subsequent Funding Date in the case of the Senior Notes. In each case the notice shall set forth the aggregate amount to be borrowed and wire instructions for transfer of the funding proceeds of such issuance, sale and purchase. All notices of funding shall be irrevocable.

         4.4. The Borrower shall apply all proceeds from the issue, sale and purchase of the Notes as specified in Schedule 4.4 hereto.

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5.       CONDITIONS TO CLOSING.

                    The obligations of Blackacre and Gildea and any Designees of Blackacre and Gildea to purchase and pay for the Notes to be sold to Designees of Blackacre and Gildea at the Closing and at any Subsequent Funding are subject to the fulfillment, to Blackacre and Gildea's reasonable satisfaction, prior to or at the Closing or any Subsequent Funding, as the case may be, of the following conditions:

         5.1.       Representations and Warranties.

                    The representations and warranties of the Borrower contained in this agreement, and those otherwise made in writing by or on behalf of the Borrower in connection with the transactions contemplated by this agreement shall be correct in all material respects when made and as of the Closing Date as if made on and as of the Closing Date.

         5.2.       Performance; No Default.

                    Borrower shall have performed and complied in all material respects with all agreements and conditions contained in this agreement required to be performed or complied with by it prior to or at the Closing Date or Subsequent Funding Date, as the case may be, and after giving effect to the issue and sale of any Notes, no Default or Event of Default shall have occurred and be continuing.

         5.3.       Compliance Certificates.

                    At the Closing, Borrower shall have delivered to Blackacre and Gildea and each Designee an Officer's Certificate, dated the Closing Date, certifying that the conditions specified in sections 5.1, 5.2 and 5.9 have been fulfilled. At each Subsequent Funding, Borrower shall have delivered to Blackacre and Gildea and each Designee an Officer's Certificate, dated the Subsequent Funding Date certifying that the conditions specified in sections
5.2 and 5.9 have been fulfilled.


         5.4.       Opinions of Counsel.

                    The Blackacre and Gildea and each Designee shall have received a favorable opinion, dated the Closing Date and each Subsequent Funding Date, reasonably satisfactory to Blackacre and Gildea, from Morrison & Foerster LLP, counsel for the Borrower, substantially in the form set forth in exhibit 5.4 and covering such other matters incident to the transactions contemplated hereby as Blackacre and Gildea or Blackacre and Gildea's counsel may reasonably request (and the Borrower hereby instructs its counsel to deliver such opinion to Blackacre and Gildea).

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         5.5.       Payment of Counsel Fees.

                    Without limiting the provisions of section 13, the Borrower shall have paid the reasonable fees, charges and disbursements of Blackacre and Gildea's counsel incurred in connection with the Transactions through the Closing Date or a Subsequent Funding Date, as the case may be.

         5.6.       Payment of Commitment Fees.

                    Borrower shall have paid to Blackacre and Gildea the non-refundable fee as provided in section 2(a)(i) of the Commitment Letter.

         5.7.       Warrants.

                    Borrower shall have issued to Blackacre and Gildea or their Designees the Warrants as provided in section 2.a.iii of the Commitment Letter.

         5.8. Bank One Consent and Waiver. Borrower shall have delivered to Blackacre and Gildea a consent and waiver of Bank One in substantially the form of exhibit 5.8 hereto.

         5.9.       Additional Conditions.

                    (a) Borrower shall have executed and delivered a commitment letter in substantially the form of exhibit 5.9(a), which shall provide, among other things, for the increase of the Bank One Loan Facility to at least $75 million;

                    (b) there shall not have occurred and be continuing an event of default or an event which, with the lapse of time or notice or both, would constitute an event of default under any Indebtedness in a principal amount in excess of $1,000,000 to which Borrower or any of its Subsidiaries is a party or would permit the acceleration of Indebtedness in a principal amount in excess of $250,000 to which Borrower or any of its Subsidiaries is a party;

                    (c) Borrower's senior management incumbent on March 1, 1996 (which for this purpose shall consist of C. Cammack Morton) shall be incumbent with substantially the same duties and responsibilities on any such funding date as on March 1, 1996; or

                    (d) except as disclosed in the written materials previously provided to Blackacre or Gildea in connection with the Transaction, since December 31, 1995, there shall not have occurred a material adverse change in the business, properties, financial condition, results of operations or prospects of Borrower other than changes that relate to the economy in general; and

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                    (e) with respect to the last $5 million of the Exchangeable
Note funding commitment, Blackacre and Gildea shall have approved in Blackacre and Gildea's sole discretion the Borrower's use of such proceeds as identified by Borrower in writing two Business Days prior to the Subsequent Funding Date for such funds. If Borrower proposes one or more uses of the proceeds for the last $5 million of the Exchangeable Note funding commitment and Blackacre and Gildea do not approve of any such use of proceeds, Blackacre and Gildea shall promptly pay to Borrower the sum of $100,000 as a refund of that portion of the commitment fee relating to the last $5 million of the Exchangeable Note funding commitment. Borrower shall have the right of set-off against any amounts payable by Borrower to Blackacre with respect to the Senior Note, or to Network Fund III, Ltd., as the Designee of Gildea, with respect to the Exchangeable Notes purchased by Network Fund III, Ltd., if all or any portion of any such $100,000 refund is not promptly paid to Borrower as required by this section 5.9.

         5.10.      Proceedings and Documents.

                    All corporate and other proceedings in connection with the transactions contemplated by this agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to Blackacre and Gildea and Blackacre and Gildea's counsel, and Blackacre and Gildea and Blackacre and Gildea's counsel shall have received all such counterpart originals or certified or other copies of such documents as Blackacre and Gildea or they may reasonably request.

6.       REPRESENTATIONS AND WARRANTIES OF THE BORROWER.

                    The Borrower hereby represents and warrants to each of Blackacre, Gildea and each Designee as follows:

         6.1. Organization and Qualification; Subsidiaries. (a) The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Borrower has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, and to enter into this agreement and to perform its obligations hereunder.

                    (b) Each of the Significant Subsidiaries of the Borrower is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the corporate or power and authority to own its properties and carry on its business as it is now being conducted.

                    (c) Each of the Borrower and its Significant Subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification,

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except for any failures to be so qualified or to be in good standing as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                    (d) The Disclosure Schedule sets forth the name of each Subsidiary of the Borrower (whether owned directly or indirectly through one or more intermediaries). All of the outstanding shares of capital stock of, or other equity interest in, each of the Subsidiaries owned by the Borrower are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by the Borrower free and clear of all Liens, except as set forth in the Disclosure Schedule. Except as contemplated hereby, there are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Borrower or any of the Significant Subsidiaries to issue, transfer or sell any shares of capital stock or equity interests in any of the Significant Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to result in the Material Adverse Effect.

         6.2. Authority Relative to Agreement; Board Approval. (a) The execution, delivery and performance of this agreement and the Notes, the authorization, issuance and delivery of the Preferred Stock and the issuance and delivery of the Common Stock upon conversion of the Exchangeable Notes or of shares of Preferred Stock in accordance with the provisions of the Certificate of Designation have been duly and validly authorized by all necessary corporate action on the part of the Borrower and its shareholders, subject only to the approval of the amendment of the Borrower's Second Restated Certificate of Incorporation substantially in the form of exhibit 6.2 hereto (the "Charter Amendment") pursuant to section 242 of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"), the filing of such Charter Amendment with the Secretary of State of the State of Delaware pursuant to section 103 of the Delaware General Corporation Law and upon the effectiveness of the Charter Amendment, the execution, acknowledgement, filing and recordation of the Certificate of Designation pursuant to section 151(g) of the Delaware General Corporation Law and the approval of the shareholders of the issuance of such shares of Preferred Stock and Common Stock pursuant the New York Stock Exchange's Shareholder Approval Policy 312.03 (the "NYSE Policy"), or absent such shareholder approval, the waiver by the New York Stock Exchange of the NYSE Policy. This agreement has been duly executed and delivered by the Borrower and constitutes the valid and legally binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity. Upon issuance of any Notes pursuant to the terms and conditions of this agreement, each Note will constitute a valid and legally binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity, subject further in the case

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of any Exchangeable Notes, to the approval by the stockholders of the Charter
Amendment and the filing of the Charter Amendment and the Certificate of Designation and of the issuance of the shares of Preferred Stock upon the exchange of the Exchangeable Notes and of the Common Stock upon conversion of the Exchangeable Notes and the Preferred Stock as described on section 6.2(a). The Board of Directors of the Borrower has determined to recommend that the stockholders of the Borrower vote in favor of and approve the Charter Amendment and the issuance of the Preferred Stock pursuant to this agreement and the issuance of the shares of Preferred Stock and the shares of Common Stock issued on conversion of the Exchangeable Notes and the Preferred Stock and on exercise of the Warrants as required by the NYSE Policy.

                    (b) Subject to the filing of the Certificate of Designation as described in section 6.2(a), Borrower will at all times reserve and keep available, solely for issuance, sale and delivery upon the exchange of the Exchangeable Notes, a number of shares of Preferred Stock issuable upon such exchange and each share of Preferred Stock issuable upon the exchange of the Exchangeable Notes will, upon issuance upon any such exchange, be duly and validly issued, fully paid and nonassessable. The Borrower will at all times reserve and keep available, solely for issuance, sale and delivery upon the conversion of the Exchangeable Notes and the Preferred Stock, a number of shares of Common Stock issuable upon any such conversion and the shares of Common Stock issuable upon conversion of the Exchangeable Notes and the Preferred Stock will, upon issuance upon any such conversion, be duly and validly issued, fully paid and nonassessable.

         6.3. Capital Stock of Borrower. (a) The authorized capital stock of the Borrower on the date hereof consists solely of Seventy-Five Million (75,000,000) shares, consisting of Fifty Million (50,000,000) shares of Common Stock and Twenty- Five Million (25,000,000) shares of Excess Stock, $0.01 par value per share (the "Excess Stock"). As of December 31, 1995, there were 11,814,200 shares of Common Stock issued and outstanding and no shares of Excess Stock issued and outstanding. Upon the filing of the Charter Amendment, the authorized capital stock of the Borrower will be as set forth in the Charter Amendment. All such issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Borrower has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities the holders of which have the right to vote) with the stockholders of the Borrower on any matter. Except as set forth in the Disclosure Schedule and Borrower Reports, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Borrower to issue, transfer or sell any shares of capital stock or other equity interests of the Borrower.


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         6.4.       No Conflicts; No Defaults; Required Filings and Consents.

                    (a) Except as contemplated hereby, neither the execution and delivery by Borrower hereof nor the consummation by Borrower of the transactions contemplated hereby in accordance with the terms hereof, will:

                             (i)  conflict with or result in a breach of any
provisions of the Second Restated Certificate of Incorporation or By-laws of the Borrower;

                             (ii)  result in a breach or violation of, a default
under, or the triggering of any payment or other obligations pursuant to, or accelerate vesting under, any of the Borrower stock option plans or similar compensation plan or any grant or award made under any of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

                             (iii)  violate or conflict with any statute,
regulation, judgment, order, writ, decree or injunction applicable to the Borrower or its Significant Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

                             (iv)  except as set forth in the Disclosure
Schedule or the Borrower Reports, violate or conflict with or result in a breach of any provision of, or constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of the Borrower or its Significant Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Borrower or its Significant Subsidiaries is a party, or by which the Borrower or its Significant Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect; or

                             (v)  require any consent, approval or authorization
of, or declaration, filing or registration with, any Government Authority, other than any filings required under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws") and any filings required to be made with the Delaware Secretary of State (including, the filing of the Charter Amendment and the Certificate of Designation as described in section 6.2(a)) or any national securities exchange on which the Borrower
Common Stock is listed, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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                    (b) Except as waived by the Bank One Consent and Waiver
attached hereto as exhibit 5.8, there are no defaults under the Bank One Facility and no events have occurred or failed to occur which, with the lapse of time notice or both, would constitute an event of default under the Bank One Facility.

                    (c) The commitment letter attached hereto as exhibit 6.4 from Bank One is in full force and effect on the date hereof.

         6.5. SEC and Other Documents; Financial Statements; Undisclosed Liabilities. (a) Blackacre and Gildea and each Designee has had access to the Borrower registration statements filed with the Securities and Exchange Commission (the "SEC") in connection with the Borrower's initial and subsequent public offerings of Common Stock, and all exhibits, amendments and supplements thereto, and each registration statement, report, proxy statement or information statement and all exhibits thereto prepared by it or relating to it since the effective date of the Borrower's registration statement filed under the Securities Act of 1933, as amended, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Borrower Reports"). The Borrower Reports filed with the SEC constitute all forms, reports and documents required to be filed by the Borrower under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (the "Securities Laws"). As of their respective dates, the Borrower Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There is no unresolved violation or alleged violation asserted by any Government Authority with respect to any of the Borrower Reports.

                    (b) Each of the balance sheets included in or incorporated by reference into the Borrower Reports (including the related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of operations, stockholders' equity (deficit) and cash flows included in or incorporated by reference into the Borrower Reports (including any related notes and schedules) fairly presented the results of operations, retained earnings or cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, normal recurring year-end adjustments which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                    (c) Except as and to the extent set forth in the Borrower Reports or any Disclosure Schedule hereto, to the Borrower's knowledge, none of the Borrower or any of its Significant Subsidiaries has any Material liabilities (nor do there exist any

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circumstances) that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                    (d) Except as disclosed in the Borrower Reports and the Disclosure Schedule and except for (i) agreements made in the ordinary course of business with a maturity of less than one year or that are terminable on 30 days or less notice, and (ii) agreements the breach or non-fulfillment of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each material agreement entered into by the Borrower as of the date hereof is in full force and effect as against the Borrower and, to the Borrower's knowledge, as against the other parties thereto, no payments, if any, thereunder are delinquent, and no notice of default thereunder has been sent or received by the Borrower or any of its Significant Subsidiaries, except where the same would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There does not exist under any such material agreement any default, and, to the Borrower's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

         6.6. Litigation; Compliance with Law. There are no actions, suits or proceedings pending or, to the Borrower's knowledge, threatened against the Borrower or any of its Significant Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or which question the validity hereof or any action taken or to be taken in connection herewith.


         6.7.       Absence of Certain Changes or Events.

                    Except as disclosed in the Borrower Reports filed with the SEC prior to the date hereof or in the Disclosure Schedule, since December 31, 1995, the Borrower and each of its Significant Subsidiaries has conducted its business only in the ordinary course of such business , and there has not been
(a) any change, circumstance or event that would reasonably be expected to result in a Material Adverse Effect, including any such change, circumstance or event which is or will be reportable in Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to the Common Stock (other than any regular quarterly dividend), (c) any commitment, contractual obligation, borrowing, capital expenditure or transaction entered into by the Borrower or any of its Significant Subsidiaries, other than commitments which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (d) any change in the Borrower's accounting principles, practices or methods which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.


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         6.8. Tax Matters; REIT and Partnership Status. (a) To the Borrower's
knowledge, as of the date hereof, the Borrower is a "domestically-controlled" REIT within the meaning of Code section 897(h)(4)(B). To the Borrower's knowledge, except as set forth in the Disclosure Schedule, no person or entity which would be treated as an "individual" for purposes of section 542(a)(2) of the Code (as modified by section 856(h) of the Code) owns or would be considered to own (taking into account the ownership attribution rules under section 544 of the Code, as modified by section 856(h) of the Code) in excess of 9.8% of the value of the outstanding equity interest in the Borrower.

                    (b) The Borrower (i) intends in its federal income tax return for the tax year ended December 31, 1995 and for the tax year that will end on December 31, 1996 to elect to be taxed as a real estate investment trust within the meaning of section 856 of the Code ("REIT") and has complied (or will comply) with all applicable provisions of the Code relating to a REIT, for 1995 and 1996, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for 1995 and 1996, (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and, to the Borrower's knowledge, no such challenge is pending or threatened, and (iv) assuming the accuracy of the representations and warranties of Designees of Blackacre and Gildea contained in section 7.6, will not be rendered unable to qualify as a REIT for federal income tax purposes as a consequence of the transactions contemplated hereby.

                    (c) The Borrower was eligible to and did validly elect to be taxed as a REIT for federal income tax purposes for calendar year 1993 and all subsequent taxable periods.

         6.9. Financial Records; the Borrower's Restated Certificate of Incorporation and By-laws; Corporate Records. (a) The books of account and other financial records of the Borrower and each of its Significant Subsidiaries are in all respects true and complete, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Borrower Reports.

                    (b) The Borrower has previously delivered or made available to Blackacre and Gildea true and complete copies of the Borrower's Second Restated Certificate of Incorporation and the By-laws, as amended to date, and the charter, by-laws, organization documents, partnership agreements and joint venture agreements of the Significant Subsidiaries, and all amendments thereto.

         6.10. Properties. (a) All real property owned or leased by the Borrower or any of its Subsidiaries or otherwise used by the Borrower or its Subsidiaries in the conduct of their business or operations, together with the land and all buildings, structures and other improvements and fixtures located on or under such land and all

                                      -12-
346537.11
easements, rights and other appurtenances to such land are hereinafter referred to as the "Borrower Properties". The Borrower, or, in the case of Borrower Properties owned by Significant Subsidiaries (collectively, with the Borrower Properties, the "Significant Borrower Properties"), the Significant Subsidiary or trustees holding legal title solely for the benefit of a Significant Subsidiary owns good and marketable fee simple title (or, if so indicated in the Disclosure Schedule, leasehold title ) to each of the Borrower Properties, in each case except for Permitted Liens, free and clear of any Liens, title defects, contractual restrictions or covenants, laws, ordinances or regulations affecting use or occupancy (including zoning regulations and building codes) or reservations of interests in title (collectively, "Property Restrictions"), except for Property Restrictions imposed or promulgated by law or by any Government Authority which are customary and typical for similar properties. To the Borrower's knowledge, none of the Property Restrictions materially interferes with, impairs, or is violated by, the existence of any building or other structure or improvement which constitutes a part of, or the present use, occupancy or operation (or, if applicable, development) of, the Significant Borrower Properties taken as a whole, and such matters do not, individually or in the aggregate, have a Material Adverse Effect. American Land Title Association policies of title insurance (or marked title insurance commitments having the same force and effect as title insurance policies) have been issued by national title insurance companies insuring the fee simple or leasehold, as applicable, title of the Borrower or its Significant Subsidiaries or a trustee holding legal title solely for the benefit of a Significant Subsidiary, as applicable, to each of the Significant Borrower Properties in amounts at least equal to the original cost thereof, subject to only to Permitted Liens, and, to the Borrower's knowledge, such policies are valid and in full force and effect and no claim has been made under any such policy.

                    (b) Except as set forth in the Disclosure Schedule, with respect to each Borrower Lease for premises larger than 15,000 square feet of rentable space (collectively, the "Material Borrower Leases"), except for matters which are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, (i) each of the Material Borrower Leases is valid and subsisting and in full force and effect as against the Borrower or the Significant Subsidiary, as applicable, and, to the Borrower's knowledge, as against the tenant, and has not been amended, modified or supplemented, (ii) the tenant under each of the Material Borrower Leases is in actual possession of the premises leased thereunder, (iii) no tenant under any Material Borrower Lease is more than 30 days in arrears in the payment of rent, (iv) none of the Borrower or any of its Significant Subsidiaries has received any written notice from any tenant under any Material Borrower Lease of its intention to vacate,
(v) no notice of default has been sent or received by the landlord under any Material Borrower Lease which remains uncured as of the date hereof, no default has occurred under any Material Borrower Lease and, to the Borrower's knowledge, no event has occurred and is continuing which, with notice or lapse of time or both, would constitute a default under any Material Borrower Lease,
(vi) none of the

                                      -13-
346537.11

Material Borrower Leases and none of the rents or other amounts payable thereunder has been assigned, pledged or encumbered except in connection with financing secured by the applicable Borrower Property which is described in the Disclosure Schedule, (vii) no tenant under any of the Material Borrower Leases has asserted any claim which is likely to affect the collection of rent from such tenant, and (viii) the landlord under each Material Borrower Lease has fulfilled all of its obligations thereunder in respect of tenant improvements and capital expenditures.

                    (c) To Borrower's knowledge, the Disclosure Schedule sets forth a complete and accurate list of all material commitments, letters of intent or similar written understandings made or entered into by the Borrower or any of its Significant Subsidiaries as of the date hereof to sell, mortgage, pledge, hypothecate any Significant Borrower Property or to otherwise enter into a material transaction in respect of the ownership or financing of any Significant Borrower Property, or to purchase or acquire an option, right of first refusal or similar right in respect of any real property, which, in any such case, has not yet been reduced to a written contract, and sets forth with respect to each such commitment, letter of intent or other understanding the principal terms thereof.

                    (d) The Disclosure Schedule contains a complete and accurate description of any non-compliance by any Significant Borrower Property, to the Borrower's knowledge, with any law, ordinance, code, health and safety regulation or insurance requirement, other than such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    (e) The Borrower has disclosed to Blackacre and Gildea all adverse matters known to the Borrower with respect to or in connection with the Borrower Properties (including the Material Borrower Leases and the Tenancy Leases), which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    (f) The ground leases underlying the leased Significant Borrower Properties referenced in the Disclosure Schedule (collectively, the "Tenancy Leases") are valid, binding and in full force and effect as against the Borrower or the Significant Subsidiary and, to the Borrower's knowledge, as against the other party thereto. There does not exist under any of the Tenancy Leases any default, and, to the Borrower's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

                    (g) The Borrower and each of its Significant Subsidiaries have good and sufficient title to all the personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the balance sheets of the Borrower and its Significant Subsidiaries as of September 30,

                                      -14-
346537.11

1995, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all Liens, except for Permitted Liens which are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

         6.11.      Environmental Matters.

                    (a)  Except as set forth in the Environmental Reports:

                    (i) To the Borrower's knowledge, each of the Borrower and its Significant Subsidiaries has obtained, and now maintains as currently valid and effective, all (a) permits required under the Environmental Laws (the "Environmental Permits") in connection with the operation of its businesses and properties. To the Borrower's knowledge, each of the Borrower and its Significant Subsidiaries, and each Significant Borrower Property is and has been in compliance with all terms and conditions of the Environmental Permits and all Environmental Laws, except only to an extent which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Borrower has no knowledge of any circumstances that may prevent or interfere with such compliance in the future.


                    (ii) To the Borrower's knowledge, there are no environmental liens or encumbrances on any of the Significant Borrower Properties and, no government actions have been taken or are in process which are reasonably likely to subject any Significant Borrower Property to such liens or other encumbrances.

                    (iii) No Environmental Claim with respect to the operations or the businesses of the Borrower or its Significant Subsidiaries, or with respect to the Significant Borrower Properties, has been asserted or, to the Borrower's knowledge, threatened, and, to the Borrower's knowledge, no circumstances exist with respect to the Borrower or its Subsidiaries or the Borrower Properties that would reasonably be expected to result in any Environmental Claim being asserted, in any such case, against (i) the Borrower or its Significant Subsidiaries, or (ii) to the Borrower's knowledge, any person whose liability for any Environmental Claims the Borrower or its Significant Subsidiaries has or may have retained or assumed either contractually or by operation of law.

                    (iv) Except as disclosed in the Disclosure Statement, to Borrower's knowledge, (i) none of the Borrower or its Significant Subsidiaries has been notified or anticipates being notified of potential responsibility in connection with any site that has been placed on, or proposed to be placed on, the National Priorities List or its state or foreign equivalents pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq., or analogous state or foreign laws,
(ii) no Materials of Environmental Concern are present on, in or

                                      -15-
346537.11
under any Significant Borrower Property in a manner or condition that is reasonably likely to give rise to an Environmental Claim which would reasonably be expected to result in a Material Adverse Effect, (iii) none of the Borrower or its Subsidiaries has Released or arranged for the Release of any Materials of Environmental Concern at any location to an extent or in a manner which would reasonably be expected to result in a Material Adverse Effect, and (iv) to the Borrower's knowledge, no asbestos or asbestos-containing material is present at any Significant Borrower Property and no employee, agent, contractor or subcontractor of the Borrower or its Significant Subsidiaries is now or has in the past been exposed to friable asbestos or asbestos- containing material at any Significant Borrower Property, except, in the case of each of the matters set forth in this subpart (iv), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    (b) The Borrower Environmental Reports disclose all materially adverse matters known to the Borrower in respect of the environmental condition (including violations of Environmental Laws, Environmental Claims and the presence or Release of any Materials of Environmental Concern) of the Borrower Properties (it being understood, however, that reference in the Borrower Environmental Reports to other environmental reports, investigations, assessments or other documents shall not constitute disclosure of the contents thereof except to the extent such contents are fully discussed in the Borrower Environmental Reports). To the Borrower's knowledge, none of the matters disclosed by the Borrower Environmental Reports would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. The Borrower has no knowledge of any facts or circumstances relating to the environmental condition of any Borrower Property that is not a Significant Borrower Property that are reasonably likely to result in a Material Adverse Effect.

                    (c) For purposes hereof, the terms listed below shall have the following meanings:

                             (i)  "Claim" shall mean all actions, causes of
action, suits, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, promises, trespasses, damages, judgments, executions, claims, liabilities and demands whatsoever, in law or equity.

                             (ii)  "Environmental Claim" shall mean any Claim
investigation or notice (written or oral) by any person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or fatalities, or penalties) arising out of, based on or resulting from (A) the presence, generation, transportation, treatment, use, storage, disposal or Release of Materials of Environmental Concern or the threatened Release of Materials of Environmental Concern at any location, or

                                      -16-
346537.11

(B) activities or conditions forming the basis of any violation, or alleged violation of, or liability or alleged liability under, any Environmental Law.

                             (iii)  "Environmental Laws" shall mean federal,
state, local, provincial, municipal and foreign laws, ordinances, principles of common law, rules, by-laws, orders, governmental policies, statutes, regulations, agreements, treaties, customary law, and international principles relating to the pollution or protection of the environment or of flora or fauna or their habitat or of human health and safety, or to the cleanup or restoration of the environment, including, but not limited to, any laws relating to (A) generation, treatment, storage, disposal or transportation of wastes, emissions or discharges or protection of the environment from the same,
(B) exposure of persons to, or Release or threat of Release of, Materials of Environmental Concern and (C) the safety and health of workers and employees.

                             (iv)  "Materials of Environmental Concern" shall
mean all chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or any fraction thereof, petroleum products and hazardous substances (as defined in section 101(14) of CERCLA, 42 U.S.C. ss. 6601(14)), or solid or hazardous wastes as now defined and regulated under any Environmental Laws.

                             (v)  "Release" shall mean any release, spill,
emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration.

         6.12. Proxy Statement. The Proxy Statement and all of the information included or incorporated by reference therein (other than any information supplied or to be supplied by Blackacre and Gildea or any Designee for inclusion or incorporation by reference therein) will not, as of the date such Proxy Statement is first mailed to the stockholders of the Borrower and as of the time of the meeting of the stockholders of the Borrower in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

         6.13. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon and duly present in person or by proxy at a meeting duly called to vote thereon is the only vote of the holders of any class or series of the Borrower's capital stock necessary to approve the Charter Amendment and the issuance of the shares of Preferred Stock and Common Stock pursuant to the NYSE Policy, and no other votes by the holders of the outstanding shares of Common Stock are necessary to approve the transactions contemplated by this agreement. Any shares of Common Stock owned by Blackacre

                                      -17-
346537.11
and Gildea or any of their respective Designees shall be eligible to vote and shall be counted in any vote with respect to the Charter Amendment and the issuance of the shares of Preferred Stock and Common Stock pursuant to the NYSE Policy.

         6.14. Securities Act Matters. Assuming the accuracy of the representations and warranties of Designees of Blackacre and Gildea set forth in sections 7.3, 7.4 and 7.5, the offer and sale of the Notes to Blackacre and Gildea or the Designees of Blackacre and Gildea in the manner contemplated by this agreement is exempt from the registration requirements of the Securities Act; and it is not necessary to qualify an indenture with respect to the Notes under the Trust Indenture Act.

         6.15. Knowledge Defined. As used herein, the phrase "to the Borrower's knowledge" (or words of similar import) means the actual knowledge of those individuals identified in the Disclosure Schedule.

7.       REPRESENTATIONS OF BLACKACRE AND GILDEA AND THE
DESIGNEES. Each of Blackacre, Gildea and each of the Designees severally represents and warrants as follows (but only as to itself).

         7.1. Authority; Enforceability. Each of Blackacre, Gildea and each Designee has, and at Closing and at each Subsequent Funding each of the Designees will have, the right, power and authority to consummate the transactions contemplated by this agreement, including the execution, delivery and performance of this agreement and all agreements, instruments and documents to be executed and delivered by each of Blackacre, Gildea and the Designees of Blackacre and Gildea in connection with such transactions and the performance of all its obligations hereunder or thereunder. This agreement has been duly executed and delivered by Blackacre and Gildea and constitutes the valid and legally binding obligation of Blackacre and Gildea, enforceable against Blackacre and Gildea in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity. Upon the execution and delivery by each Designee of a Addendum To Note Purchase Agreement substantially in the form of exhibit 17 hereof, this agreement will be duly executed and delivered by such Designee of Blackacre and Gildea and will constitute the valid and legally binding obligation of each such Designee of Blackacre and Gildea, enforceable against each such Designee of Blackacre and Gildea in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity.


         7.2. Financing. Blackacre and Gildea and the Designees of Blackacre and Gildea have and will have on the Closing Date and each Subsequent Funding Date sufficient funds available to purchase the Notes and to consummate the transactions contemplated by this agreement.

                                      -18-
346537.11

         7.3. Purchase for Investment. Blackacre and Gildea and the Designees of Blackacre and Gildea, as the case may be, are purchasing the Notes for their own accounts and not with a view to the distribution thereof within the meaning of the Securities Act. Blackacre and Gildea and the Designees of Blackacre and Gildea, as the case may be, understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if any exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law.

         7.4. Available Information. Each of Blackacre and Gildea and the Designees of Blackacre and Gildea confirm that Borrower has made available to Blackacre and Gildea and each such Designee of Blackacre and Gildea and their respective representatives and agents the opportunity to ask questions of the officers and management employees of Borrower and to acquire such additional information about the business and financial condition of Borrower as Blackacre and Gildea and each of Blackacre and Gildea and such Designee has requested.

         7.5. Accredited Investors. Each of Blackacre and Gildea and the Designees of Blackacre and Gildea is an "accredited investor" as defined in and under the Securities Act.

         7.6. Maximum Investment. Upon the consummation of the transactions contemplated hereby, including the exchange of the Exchangeable Notes into Preferred Stock, or the conversion of the Exchangeable Notes or the Preferred Stock in the shares of Common Stock, and the issuance of shares of Common Stock upon the exercise of the Warrants, neither Blackacre and Gildea nor their respective Designees will exceed the "Ownership Limit" as defined in section A(4)(a) of Article Fourth of the Second Restated Certificate of Incorporation of Borrower.

         7.7. No Common Control. No Person (as defined in Rule 801.1(a)(1) of the HSR Rules), taken together with any individual directly or indirectly "controlled by" or "under common control with" (within the meaning of Rule 8.01.1(b) under the HSR Rules) such Person, is purchasing Notes in an aggregate principal amount equal to or in excess of $15,000,000.

         7.8.       No Conflicts, Required Filings and Consent.

                    Except as contemplated hereby, neither the execution and delivery by any Designee of Blackacre and Gildea hereof nor the consummation by any Designee of Blackacre and Gildea of the transactions contemplated hereby in accordance with the terms hereof, will:


                                      -19-
346537.11

                    (a) violate or conflict with any statute, regulation, judgment, writ, decree or injunction applicable to any Designee of Blackacre and Gildea; or

                    (b) require any consent, approval or authorization of, or declaration, filing or registration by any Designee of Blackacre or Gildea under any Governmental Authority, other than filings required under the Securities Act, the Exchange Act, Blue Sky laws or any national securities exchange (including, without limitation, the New York Stock Exchange) on which the Borrower Common Stock is listed.

         7.9.       No Adverse Action.

                    Neither Blackacre, Gildea nor any Designee has taken, or caused to be taken, and shall not take, any action which is reasonably likely to cause the transactions contemplated hereby to fail to qualify for an exemption under section 4(2) of the Securities Act or under any applicable exemption under state securities laws identified, in a state securities law survey provided to Blackacre and Gildea by counsel to Borrower, as applicable to, and to be relied upon by the Borrower in connection with, the transactions contemplated hereby.

8.       INFORMATION AS TO BORROWER.

         8.1.       Financial and Business Information.

                    The Borrower shall deliver to each of Blackacre and Gildea and each holder of the Notes while such notes remain outstanding:

                    (a) SEC and Other Reports -- promptly upon becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement which shall have become effective, and each final prospectus and all amendments thereto filed by the Borrower or any Subsidiary with the Securities and Exchange Commission or any successor agency;

                    (b) Notice of Default or Event of Default -- promptly, and in any event within five (5) days of a Senior Financial Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto;

                    (c) ERISA Matters -- promptly, and in any event within five
(5) days after a Senior Financial Officer becoming aware of any of the following occurring with respect to the Borrower or any ERISA Affiliate, a written notice setting forth the nature thereof and the action, if any, that the Borrower or such ERISA Affiliate proposes to take with respect thereto:

                                      -20-
346537.11

                                (i)  any reportable event, as defined in section
4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;
or

                                (ii)  the taking by the PBGC of steps to
institute, or the threatening by the PBGC of the institution of proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multi- employer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

                                (iii)  any other event, transaction or condition
that could result in the incurrence of any liability by the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or under the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate under Title I or IV of ERISA or under such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities of Liens then existing, would be Material; and

                    (d) Requested Information -- with reasonable promptness, such other data and information as from time to time may be reasonably requested by any such holder of Notes, including, without limitation, any financial statement, and other information complying with the requirements of Rule 144A under the Securities Act, as amended from time to time.

         8.2.       Officer's Certificate.

                    Each Annual Report on Form 10-K or Quarterly Report on Form 10-Q delivered to a holder of Notes pursuant to section 8.1(a) or section 8.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Borrower and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Borrower or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Borrower shall have taken or proposes to take with respect thereto.


                                      -21-
346537.11

         8.3.       Inspection.

                    As long as any of the Notes remain outstanding, the Borrower shall permit the representatives of each holder of a Note:

                    (a) No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon prior notice to the Borrower, to visit the principal executive office of the Borrower, to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower's officers, and, with the consent of the Borrower (which consent will not be unreasonably withheld) to visit the other offices and properties of the Borrower and each Subsidiary, all at such times and as often as may be reasonably requested in writing; and

                    (b) Default -- if a Default or Event of Default then exists, at the expense of the Borrower to visit and inspect any of the offices or properties of the Borrower or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries), all at such times and as often as may be requested.

9.       AUTHORIZATION OF PREFERRED STOCK; CHANGE OF CONTROL.

        9.1.       Authorization of Preferred Stock; Certificate of Designation.

                    (a) Borrower shall prepare and file with the SEC, and mail to its shareholders as promptly as practicable, a proxy statement (the "Proxy Statement") relating to the Charter Amendment, the shareholder approval required by the NYSE Policy and such other matters as may be required to effectuate the Transactions. Borrower shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or, in the reasonable opinion of Blackacre and Gildea, advisable to hold a meeting of its shareholders ("Stockholders Meeting") as promptly as practicable. Borrower shall use its commercially reasonable efforts to solicit from holders of Common Stock proxies in favor of the Certificate of Amendment and the issuance of the Preferred Stock and Common Stock in accordance with the NYSE Policy and shall take all other action necessary or, in the reasonable opinion of Blackacre and Gildea, advisable to secure any other vote or consent of the holders of Common Stock ("Required Stockholder Approval") required by law and the Second Restated Certification of Incorporation and By-Laws of Borrower to effect the Transactions, including, without limitation, the authorization and issuance of the Preferred Stock and Common Stock, provided, that Borrower shall not be required to submit any matter described in this section 9.1(a) to a vote of its shareholders more than once.

                                      -22-
346537.11

                    (b) As soon as practicable, and in no event later than two
(2) Business Days following the receipt of the Required Stockholder Approval, Borrower shall file, or cause to be filed, the Charter Amendment with the Secretary of State of the State of Delaware pursuant to section 103 of the Delaware General Corporation Law and thereafter, upon the effectiveness of the Charter Amendment, execute, acknowledge, file and record the Certificate of Designation with the Secretary of State of the State of Delaware pursuant to section 151(g) of the Delaware General Corporation Law.

         9.2.       Registration Obligations.

                    (a) After the Closing Date, Borrower shall, at its sole cost and expense, commence preparation of a registration statement to be filed with the SEC registering the Preferred Stock and the shares of Common Stock issuable on conversion of the Exchangeable Notes and the Preferred Stock and exercise of the Warrants for resale under the Securities Act.

                    (b) Not later than seven days after the earlier to occur of July 31,1996 and the issuance of the Preferred Stock upon the exchange of the Exchangeable Notes, Borrower shall, at its sole cost and expense:

                             (i) file such registration statement (which shall
register the resale of the Preferred Stock only if it has been authorized on or before the date of filing) with the SEC,

                             (ii) cause such securities to be qualified under
the state securities "Blue Sky" law of up to 10 jurisdictions chosen by Designees of Blackacre and Gildea and

                             (iii) cause such shares of Common Stock to be
approved for listing on the New York Stock Exchange upon official notice of issuance.

                    (c) If such registration statement does not register the resale of the Preferred Stock and the exchange of the Exchangeable Notes for shares of Preferred Stock thereafter takes place, Borrower shall, immediately following such exchange:

                             (i) file a second registration statement
registering the resale of the Preferred Stock and

                             (ii) cause such shares of Preferred Stock to be
qualified under the state securities "Blue Sky" law of up to 10 jurisdictions chosen by Designees of Blackacre and Gildea.


                                      -23-
346537.11

                    (d) Borrower shall use its commercially reasonable efforts to maintain such registration statement or registration statements current and effective until such time as the securities covered thereby may be resold pursuant to Rule 144 under the Securities Act without regard to any volume limitation. Borrower shall also use its commercially reasonable efforts to maintain such qualifications current and effective until such time as the securities covered thereby may be resold without current qualification.

                    (e) It shall be a condition precedent to the obligations of the Borrower to take any action pursuant to this section 9.2 that the holders of the securities being registered shall furnish to the Borrower such information regarding such securities held by them, and the intended method of disposition of such securities as the Borrower shall reasonably request and as shall be required in connection with the action to be taken by the Borrower.

         9.3.       Change of Control Event.

                    If a Change of Control Event occurs prior to the issuance, sale and purchase of $25 million aggregate principal amount of Exchangeable Notes, then, upon the occurrence of such Change in Control Event, Borrower shall (a) immediately provide written notice to Blackacre and Gildea stating that a payment is due to them under this section 9.3 and stating the amount of such payment and showing the calculation of such amount in reasonable detail, and (b) pay to Blackacre and Gildea, in the proportions indicated by Blackacre and Gildea in a written notice delivered to Borrower, promptly after receipt of such notice, a cash payment in an amount equal to the product of:

                    (a)      the ratio of:

                             (i) the difference between $25 million (or $20
million if Blackacre and Gildea do not approve Borrower's good faith proposal for the use of the proceeds for the last $5 million of the Exchangeable Note funding commitment pursuant to section 5.9(e) hereof) and the principal amount of Exchangeable Notes outstanding on the date of occurrence of such Change in Control Event and

                             (ii) the Conversion Price of the Preferred Stock
then in effect, and

                    (b)      the difference between:

                             (i) the fair market value of the consideration per
share paid or payable in respect of a single share of Common Stock in connection with such Change in Control Event and

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



                             (ii) the Conversion Price of the Preferred Stock
then in effect.

10.      COVENANTS.

                    The Borrower covenants from the date hereof and for so long as any Note remains outstanding, that:

         10.1.      Compliance with Law.

                    The Borrower will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, permits, franchises and other governmental authorizations could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the business, operations, affairs, financial condition, properties or assets of the Borrower and its Subsidiaries taken as a whole.

         10.2.      Insurance.

                    The Borrower will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

         10.3.      Maintenance of Properties.

                    The Borrower will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this section shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance would not have a Material Adverse Effect on the business, operations, affairs, financial condition, properties or assets of the Borrower and its Subsidiaries taken as a whole.

346537.11

         10.4.      Payment of Taxes.

                    The Borrower will and will cause each of its Subsidiaries to file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes and assessments payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Borrower nor any Subsidiary need pay any such tax or assessment if (i) the amount, applicability or validity thereof is contested by the Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Borrower or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect on the business, operations, affairs, financial condition, properties or assets of the Borrower and its Subsidiaries taken as a whole.

         10.5.      Corporate Existence, etc.

                    The Borrower will at all times preserve and keep in full force and effect its corporate existence and will not consolidate with or merge with or into, or transfer all or substantially all of its assets to, any person unless (i) either Borrower is the resulting or surviving corporation or the successor is a United States domestic corporation which assumes all of the obligations of Borrower under the Notes (in which case all such obligations of Borrower will terminate upon the assumption of such obligations by the successor), (ii) immediately before and immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of Borrower as a result of such transaction as having been incurred by Borrower at the time of such transaction), no Default or Event of Default shall have occurred and be continuing and (iii) immediately after giving effect to such transaction, this agreement and the Notes shall each remain in full force and effect and be enforceable against Borrower or its successor, as the case may be, in accordance with their terms. The Borrower will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Borrower or a Subsidiary) and all rights and franchises of the Borrower and its Subsidiaries unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not have a Material Adverse Effect.

         10.6.      Cooperation.

                    Borrower will cooperate fully with Blackacre and Gildea in connection with the matters contemplated by this agreement, including: (i) promptly supplying to and making available to Blackacre and Gildea all information or other items required by, requested by or useful to them in connection with the Transactions and (ii)

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



having representatives of Borrower available to Blackacre and Gildea to discuss all aspects of the business, properties, financial condition, results of operations or prospects of Borrower and the Transactions.

         10.7.      Prior Notice of Liquidating Distribution.

                    Borrower shall give the holder of each Exchangeable Note written notice of its intention to declare a liquidating distribution or partial liquidating distribution at least 10 Business Days prior to the record date for such distribution.

         10.8.      Prohibition Against Certain Issuances.

                    The Borrower shall not authorize or issue any new class or series of capital stock raking prior to or on parity with ("Parity Stock") the Preferred Stock without the consent of the holder or holders of more than the majority of the principal amount of Exchangeable Notes at the time outstanding; provided, however, that any such consent with respect to the issuance of any new class or series of Parity Stock shall not be required if (x) the Fair Market Value of the Common Stock immediately preceding the date on which the Borrower gives the holders of Exchangeable Notes written notice of its intention to issue any class or series of Parity Stock pursuant to this section
10.8 (the "Notice of Issuance Date") shall be $15.00 or more and (y) such new class or series of Parity Stock shall be authorized and issued within six months following the Notice of Issuance Date.

         10.9.      Nomination of Director.

                    (a) Borrower shall take or cause to be taken all actions necessary to nominate Blackacre and Gildea's representative (the "Board Representative") for election to Borrower's Board of Directors as soon as practicable after the Closing. The Board Representative shall be included in the slate of nominees for election as directors of Borrower contained in the Proxy Statement.

                    (b) For so long as Gildea and its affiliates shall beneficially own in the aggregate at least 5% of the issued and outstanding Common Stock of Borrower or securities convertible into or exercisable for an aggregate of at least 5% of the issued and outstanding Common Stock of Borrower (which shall include the Exchangeable Notes), Borrower shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary to cause the Board Representative to be nominated for election or reelection to Borrower's Board of Directors.

                    (c) The provisions of this section 10.9 shall survive the exchange or conversion of the Exchangeable Notes.

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



11.      EVENTS OF DEFAULT.

                    An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

                    (a) the Borrower defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity, or by declaration or otherwise; or

                    (b) the Borrower defaults in the payment of any interest on any Note for more than 10 Business Days after the same becomes due and payable;

                    (c) there shall have occurred and be continuing an event of default or an event which, with the lapse of time or notice or both, would constitute an event of default under any Indebtedness in a principal amount in excess of $1,000,000 to which Borrower or any of its subsidiaries is a party or would permit the acceleration of Indebtedness in a principal amount in excess of $250,000 to which Borrower or any of its subsidiaries is a party; or

                    (d) any representation or warranty made in writing by the Borrower or by any officer of the Borrower in this agreement or in any writing furnished in compliance herewith or in reference hereto proves to have been false or incorrect in any material respect on the date as of which made; or

                    (e) the Borrower defaults in any material respect in the performance of or compliance with any term contained in section 9 or 10 of this agreement and in the case of sections 9.1, 9.2, 10.1, 10.2, 10.3, 10.4 ,10.6,
10.9 only such default or failure to comply continues for a period of 10 days following notice thereof to Borrower; or

                    (f) the Borrower defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b), (c), (d) and (e) of this section 11) and such default is not remedied within 30 days after the Borrower receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (f) of section 11); or

                    (g) the Borrower or any of its Significant Subsidiaries (i) is generally not paying its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any

                                      -28-
346537.11
substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

                    (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Borrower or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Borrower or any of its Significant Subsidiaries, or any such petition shall be filed against the Borrower or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or

                    (i) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against one or more of the Borrower and its Significant Subsidiaries and any of such judgments is not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or is not discharged within 60 days after the expiration of any such stay.

12.      REMEDIES ON DEFAULT

         12.1. If an Event of Default with respect to the Borrower described in paragraph (g) or (h) of section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

         12.2. If any other Event of Default has occurred and is continuing and if the holders of Exchangeable Subordinated Notes having a principal amount representing more than 50% of all such Notes then outstanding so consent in writing, any holder of an Exchangeable Subordinated Note may at any time at its or their option, by notice or notices to the Borrower, declare such Note to be immediately due and payable.

         12.3. If any other Event of Default has occurred and is continuing and if the holders of Senior Notes having a principal amount representing more than 50% of all such Notes then outstanding so consent in writing, any holder of a Senior Note may at any time at its or their option, by notice or notices to the Borrower, declare such Note to be immediately due and payable.

         12.4. Upon any Notes becoming due and payable under this section 12, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon shall all be immediately due and payable, in each and every case without

                                      -29-
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



presentment, demand, protest or further notice, all of which are hereby waived, and (y) all of the obligations of Blackacre and Gildea and each Designee under this agreement and all their obligations and commitments hereunder (to the extent then unfunded) shall terminate. Interest payable on the Exchangeable Notes in respect of any dividend payable on the underlying Common Stock shall be deemed to have accrued on the record date for such dividend.

         12.5. If any Default or Event of Default has occurred and is continuing, and provided that any applicable provisions of sections 12.2 and
12.3 have been met, Blackacre and Gildea and any Designee may proceed to protect and enforce their rights hereunder and under the Notes by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

         12.6. No course of dealing and no delay on the part of Blackacre and Gildea or any Designee in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Borrower under section 13, the Borrower will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this section 12, including without limitation, reasonable attorneys' fees, expenses and disbursements.

13.      EXPENSES, ETC.

         13.1.      Transaction Expenses.

                    (a) Whether or not the transactions contemplated hereby are consummated, the Borrower will pay promptly on demand all reasonable costs and expenses incurred by Blackacre and Gildea or a holder of a
         Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this agreement or the Notes (including any amendment, waiver or consent that is requested but does not become effective). Such costs and expenses include, but are not limited to:

                             (i) all costs and expense of negotiating,
preparing and reproducing this agreement and the Notes, of furnishing all opinions by counsel for the Borrower (including any opinions requested by Blackacre and Gildea or Blackacre and Gildea's special counsel as to any legal matters in connection with any of the

                                      -30-
346537.11
transactions contemplated hereby) and all certificates and other closing documents to be delivered on behalf of the Borrower, and of the Borrower's performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including, without limitation, the conversion or exchange of the Exchangeable Notes or the Preferred Stock;

                             (ii) all taxes (other than income taxes otherwise
payable by any designee), if any, due as a result of the execution and delivery of this agreement or the initial issue and sale of the Notes hereunder, the exchange or conversion of the Exchangeable Notes or the conversion of the Preferred Stock, or in connection with any amendment or waiver of this agreement or the Notes;

                             (iii) the reasonable fees and the expenses and
disbursements of legal counsel (including local or special legal counsel, if any) for Blackacre and Gildea and any local counsel reasonably required by Blackacre and Gildea or such special counsel in connection with any of the transactions referred to in clause (a) or otherwise in connection with the issue and sale of the Notes and customary post- Closing clean-up, record-file assembly and related matters (including, without limitation, all such fees, expenses and disbursements not paid at the Closing pursuant to section 5.5);

                             (iv) the reasonable fees, expenses and
disbursements of any such special or reasonably required legal counsel (including local or special legal counsel, if any) in connection with any amendments, waivers or consents referred to above, and all out-of-pocket expenses incurred by Blackacre and Gildea in connection with any such amendments or waivers;

                             (v) all costs and expenses, including attorneys'
fees, incurred in enforcing (or determining whether or how to enforce) any rights under this agreement or the Notes, whether or not suit is filed in connection with the same, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this agreement or the Notes, or by reason of being a holder of any Note, or otherwise in connection with the transactions contemplated hereby and thereby;

                             (vi) all costs and expenses, including attorneys'
and financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Borrower or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes; and

                             (vii) the reasonable fees, expenses and
disbursements of one counsel for Blackacre, Gildea and the Designees of Blackacre at Gildea in connection with the Proxy Statement, the registration and qualification obligations of Borrower set forth in section 9.2 hereof and related matters.

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




                    (b) Anything contained herein to the contrary notwithstanding, at any time prior to the maturity date of a Note or the acceleration of a Note following the occurrence of a Default or an Event of Default pursuant to section 11(a) or 11(b) hereunder, the Borrower's obligations to pay the reasonable fees, expenses and disbursements of legal counsel as provided in this section 13 shall be limited to the obligation to pay the legal fees, expenses and disbursements of one legal counsel (and one local legal counsel) for all holders owning less than $5,000,000 principal amount of Notes. On or after the maturity date of any Note or upon the acceleration of a Note following the occurrence of a Default or an Event of Default with respect to any Note pursuant to section 11(a) or 11(b) hereunder, Borrower's obligations to pay such legal fees, expenses and disbursements shall extend up to one separate legal counsel (and one local legal counsel) for each holder of an outstanding Note. Borrower's obligation to pay such legal fees, expenses and disbursements shall apply up to one legal counsel (and local legal counsel) for each holder of Notes in excess of $5,000,000 principal amount at all times the Note or Notes held by such holder remain outstanding and regardless of whether the Note or Notes held by such holder have been accelerated following a Default or an Event of Default pursuant to section 11(a) or 11(b) or otherwise. Anything contained herein to the contrary notwithstanding, Borrower's obligations under this section 13 shall not apply to the fees, expenses or disbursements of any local counsel if suit is initiated and maintained in New York.

         13.2.      Survival.

                    The obligations of the Borrower under this section 13 will survive the payment, transfer, exchange or conversion of any Note, the enforcement, amendment or waiver of any provision of this agreement or the Notes, and the termination of this agreement.

14.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE
         AGREEMENT.

                    All representations and warranties contained herein or made in writing by or on behalf of the Borrower in connection with the transactions contemplated hereby shall survive the execution and delivery of this agreement and the Notes, the purchase or transfer by Blackacre and Gildea or any Designee of any Note or portion thereof or interest therein and the payment, transfer, exchange or conversion of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of Blackacre and Gildea or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Borrower or any Designee pursuant to this agreement shall be deemed representations and warranties of the Borrower under this agreement and shall continue in full force and effect after the Closing Date or the Subsequent Funding Date, as the case may be, and then terminate and expire with

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



respect to any theretofore unasserted claims arising out of or otherwise in respect of any falsity, breach or inaccuracy of such representations or warranties on April 15, 1998. Subject to the preceding sentence, this agreement, the Confidentiality Agreement and the Notes embody the entire agreement and understanding between Blackacre and Gildea and any Designee and the Borrower and supersede all prior agreements and understandings relating to the subject matter hereof, including, without limitation, the Commitment Letter (except with respect to section 2 of the Commitment Letter); provided, however, anything contained herein to the contrary notwithstanding, Borrower's obligations with respect to any Note shall terminate as of the earlier of the
(i) payment in full of such Note, (ii) exchange of such Note into Preferred Stock or (iii) conversion of such Note into Common Stock and Borrower's obligations under this agreement (except for any obligations pursuant to sections 13 and 18) shall terminate as of the earliest date on which all Notes shall have been either paid in full or converted or exchanged, as the case may be, into Preferred Stock or Common Stock, as the case may be.

15.      AMENDMENT AND WAIVER.

         15.1.      Requirements.

                    This agreement and any Note may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Borrower and holder who holds such Note(s).

         15.2.      Binding Effect, etc.

                    Any amendment or waiver consented to as provided in this
section 15 is binding upon each future holder of any Note and upon the Borrower without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Borrower and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Note, the term "this agreement" and references thereto shall mean this agreement as it may from time to time be amended or supplemented.

16.      NOTICES.

                    All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or

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



(c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

         if to Blackacre:

                           Blackacre Bridge Capital, L.L.C.
                           950 Third Avenue
                           New York, New York  10022
                           Telecopy No.:  (212) 758-5305
                           Attention:  Jeffrey B. Citrin, President

         with a copy to:

                           Battle Fowler LLP
                           75 East 55th Street
                           New York, New York  10022
                          Telecopy No.: (212) 856-7815
                           Attention:  Thomas E. Kruger

         if to Gildea:

                           Gildea Management Company
                           115 E. Putnam Avenue
                           Greenwich, Connecticut  06830
                           Telecopy No.:  (203) 861-6727
                           Attention:  William P. O'Donnell,
                                             Managing Director

         with a copy to:

                           Battle Fowler LLP
                           75 East 55th Street
                           New York, New York  10022
                           Telecopy No.:  (212) 856-7815
                           Attention:  Thomas E. Kruger

         if to the Borrower:

                           Factory Stores of America, Inc.
                           230 North Equity Drive
                           Smithfield, North Carolina  27577
                           Telecopy No.:  (919) 934-7588
                           Attention:  President

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



         with a copy to:

                           Morrison and Foerster LLP
                           2000 Pennsylvania Avenue, N.W.
                           Washington, D.C. 20006-1812
                           Telecopy No.:  202/887-0763
                           Attention: Michaela M. Twomey and Stephanie Tsacoumis

Notices under this section 16 will be deemed given only when actually received.

17.      IDENTIFICATION OF DESIGNEES.

                  Each of Blackacre and Gildea shall have the right to identify one or more Designees as the purchaser of all or part of the Notes which Blackacre and Gildea have agreed to purchase hereunder by delivering an Addendum to Note Purchase Agreement substantially in the form of exhibit 17 hereof executed on behalf of each such Designee. Any such Designee shall, upon delivery of such Addendum, be entitled to the rights and assume the obligations of a Designee hereunder to the extent of the Notes purchased by such Designee.

18.      INDEMNIFICATION

                  (a) Subject to the limitations set forth in section 13.1(b), Borrower agrees to indemnify and hold harmless Blackacre, Gildea, the Designees of Blackacre and Gildea and their respective officers, directors, managers, partners, employees, agents, Affiliates and representatives (the "Blackacre and Gildea Indemnitees") harmless from and against, and in respect of, any and all damages, claims, losses, liabilities and expenses (including, without limitation, reasonable legal, accounting, consulting, engineering, and other expenses) (collectively "Damages") that may be imposed on, incurred by, or asserted against any of the Blackacre and Gildea Indemnitees by any other party or parties (including, without limitation, a governmental entity) arising out of, in connection with, relating to, caused by or alleged to have resulted from
(i) any falsity, breach or inaccuracy of any representation or warranty made by Borrower herein or in any certificate or other document delivered by Borrower pursuant hereto or (ii) any breach or violation of any covenant or agreement of Borrower contained herein or in any Note or in any certificate or other document delivered by Borrower pursuant hereto.

                  (b) Each of Blackacre, Gildea and each Designee of Blackacre and Gildea, severally and not jointly, agrees to indemnify and hold harmless Borrower and its officers, directors, employees, agents, Affiliates and representatives (the "Borrower Indemnitees") harmless from and against, and in respect of, any and all Damages that may be imposed on, incurred by, or asserted against any of the Borrower Indemnitees by any other party or parties (including, without limitation, a

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



governmental entity) arising out of, in connection with, relating to, caused by or alleged to have resulted from (i) any falsity, breach or inaccuracy of any representation or warranty made by Blackacre, Gildea or such Designee herein or in any certificate or other document delivered by Blackacre, Gildea or such Designee pursuant hereto or (ii) any breach or violation of any covenant or agreement of Blackacre, Gildea or such Designee contained herein or in any Note or in any certificate or other document delivered by Blackacre, Gildea or any Designee pursuant hereto.

                  (c) Borrower shall not be liable to indemnify the Blackacre and Gildea Indemnitees for any Damages resulting from, arising out of, incurred with respect to, relating to, in the nature of, or caused by the matters set forth in section 10.18(a), except to the extent that the aggregate amount of such Damages exceeds $100,000 (the "Threshold Amount"); provided, however, that once such aggregate has been exceeded, Seller shall be liable for the entire amount of such Damages, including such Threshold Amount.

                  (d) The indemnification obligations for all Damages relating to matters set forth in sections 10.18(a)(i) or 10.18(b)(i) hereof shall survive the execution and delivery of this agreement, the consummation of the transactions contemplated hereby and the Closing Date or the Subsequent Funding Date, as the case may be, and continue in full force and effect thereafter until April 15, 1998 and then expire with respect thereto. The indemnification obligations for all Damages relating to matters set forth in sections 10.18(a)(ii) and 10.18(b)(ii) hereof shall survive the execution and delivery of this agreement, the consummation of the transactions contemplated hereby and the Closing Date or the Subsequent Funding Date, as the case may be, and continue in full force and effect thereafter until all applicable statutes of limitation (including any extension thereof) have expired and then expire with respect to any theretofore unasserted claims arising out of or otherwise in respect to such breach.

19.      MISCELLANEOUS.

         19.1.    Successors and Assigns.

                  (a) Borrower's rights and obligations hereunder will not be assignable or otherwise transferable by Borrower, whether voluntarily or by operation of law, without the prior written consent of the Blackacre and Gildea.

                  (b) Blackacre and Gildea's rights and obligations hereunder will not be assignable or otherwise transferable, whether voluntarily or by operation of law, without the prior written consent of Borrower; provided that nothing herein shall in any way limit Blackacre and Gildea's rights to designate purchasers of the Exchangeable Notes and Senior Notes as contemplated by section 17 hereof.

                                      -36-
346537.11

         19.2.    Payments Due on Non-Business Days.

                  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

         19.3.    Severability.

                  Any provision of this agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

         19.4.    Construction.

                  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

         19.5.    Counterparts.

                  This agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

         19.6.    Broker's Commission.

                  (a) Borrower represents and warrants to Blackacre and Gildea and each Designee that it has not sought or used the services of any broker or agent in connection with the Transactions and hereby agrees to indemnify and hold harmless Blackacre and Gildea and each Designee from and against all claims for brokerage commissions arising through Borrower.

                  (b) Blackacre and Gildea represent and warrant to Borrower that neither of them has sought or used the services of any broker or agent in connection with the

                                      -37-
346537.11

Transactions and hereby agree to indemnify and hold harmless Blackacre and Gildea from and against all claims for brokerage commissions arising through Blackacre and Gildea.

         19.7.    No Other Negotiations or Commitments.

                  On or prior to the Termination Date, neither Borrower nor any of its affiliates will apply for, enter into discussions for, solicit or accept a commitment for any financing similar to the Transactions with any party other than Blackacre and Gildea (and their designees), and Borrower will negotiate exclusively with Blackacre and Gildea with respect to the Transactions.

         19.8.    Governing Law.

                  This agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

         19.9. Publicity. No press release or announcement concerning this agreement or the Transactions will be issued by any party hereto without the prior consent to the other parties hereto, except as such release or announcement may be required by law, rule or regulation in which case the party hereto required to make such release or announcement will allow the other parties hereto reasonable time to comment on such release or announcement in advance of its issuance.


                   [Balance of Page Intentionally Left Blank]

                                      -38-
346537.11

                  IN WITNESS WHEREOF, the undersigned have executed this Note Purchase Agreement as of the date first written above.


                                       FACTORY STORES OF AMERICA, INC.


                                       By:  /s/ C. Cammack Morton
                                          --------------------------------
                                            Name:   C. Cammack Morton
                                            Title:  President and Chief
                                                    Operating Officer


                                       BLACKACRE CAPITAL GROUP, L.P.

                                       By:  Blackacre Capital Management Corp.,
                                            its managing member

                                            By:  /s/ Jeffrey B. Citrin
                                               ---------------------------
                                                 Name:   Jeffrey B. Citrin
                                                 Title:  President


                                       GILDEA MANAGEMENT COMPANY


                                       By:  /s/ John W. Gildea
                                          --------------------------------
                                            Name:   John W. Gildea
                                            Title:  President



                                      -39-
346537.11

                                                                   SCHEDULE A



                                 DEFINED TERMS


                  As used herein, the following terms have the respective meanings set forth below or set forth in the section hereof following such term:

                  "Affiliate" means, at any time, and with respect to any Person, an other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Borrower.

                  "Bank One" shall mean Bank One, Dayton National Association, a national banking association.

                  "Bank One Loan Facility" shall mean (i) the Credit Agreement dated April 13, 1994, between Borrower and Bank One, as amended by a First Amendment to Credit Agreement dated as of June 29, 1994, a Letter Agreement dated December 28, 1994 and a Second Amendment to Credit Agreement dated January 16, 1995, (ii) an Amended and Restated Credit Agreement dated as of February, 1, 1995, between Borrower and Bank One, as amended by a First Amendment to Amended and Restated Credit Agreement dated as of March 2, 1995,
(iii) a Second Amended and Restated Credit Agreement dated as of May 1, 1995, between Borrower and Bank One, as amended by a First Amendment to Second Amended and Restated Credit Agreement dated as of May 22, 1995, (iv) a Third Amended and Restated Credit Agreement dated as of July 14, 1995, between Borrower and Bank One (v) a Promissory Note dated January 11, 1996, executed by Borrower in favor of Bank One in the original principal amount of $5,000,000,
(v) a Promissory Note dated January 26, 1996, executed by Borrower in favor of Bank One in the original principal amount of $1,000,000 and (vi) the refinancing of such obligations pursuant to the terms and conditions of a commitment letter dated on or about April 2, 1995 between Bank One and Borrower.

                  "Blue Sky Laws" shall have the meaning set forth in section
6.4.

                  "Board Representative" shall have the meaning set forth in section 10.9.


346537.11

                  "Borrower knowledge" shall have the meaning set forth in
section 6.15.

                  "Borrower Properties" shall have the meaning set forth in
section 6.10.

                  "Borrower Registration Statements" shall have the meaning set forth in section 6.5.

                  "Borrower Reports" shall have the meaning set forth in
section 6.5.

                  "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

                  "CERCLA" shall have the meaning set forth in section 6.11(e).

                  "Certificate of Designation" shall have the meaning set forth in section 2.1.

                  "Change of Control Event" means (i) the consummation of a merger or consolidation of Borrower with or into another entity, (ii) the consummation of a sale by Borrower of the Borrower or all or a material portion of its assets or business by any means, (iii) the consummation by any person (including Borrower) of a tender offer or exchange offer for all or part of the outstanding shares of Borrower's Common Stock or (iv) the payment by Borrower of a liquidating distribution or partial liquidating distribution to holders of any shares of Borrower's Common Stock.

                  "Charter Amendment" shall have the meaning set forth in
section 6.2.

                  "Claim" shall have the meaning set forth in section 6.11.

                  "Closing" shall have the meaning set forth in section 3.1.

                  "Closing Date" shall have the meaning set forth in section
3.1.

                  "Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time, and the rules and regulations promulgated thereunder, as from time to time in effect.

                  "Commitment Letter" shall mean the Commitment Letter dated March 28, 1996 by and among Borrower, Blackacre and Gildea.

                  "Common Stock" shall mean the Common Stock, par value $ 0.01 per share of Borrower.


                                      -2-
346537.11

                  "Confidentiality Agreement" shall mean the confidentiality agreement dated February 20, 1996 by and between Gildea and Borrower.

                  "Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

                  "Delaware General Corporation Law" shall have the meaning set forth in section 6.2.

                  "Designee" of Blackacre and Gildea means a designee which shall execute and deliver a written Addendum to Note Purchase Agreement substantially in the form of exhibit 17 hereof pursuant to section 17.

                  "Disclosure Schedule" shall mean the Disclosure Schedule attached to this Agreement.

                  "Environmental Claim" shall have the meaning set forth in
section 6.11.

                  "Environmental Laws" shall have the meaning set forth in
section 6.11.

                  "Environmental Permits" shall have the meaning set forth in section 6.11.

                  "Environmental Reports" shall mean the Phase I Environmental Assessments identified in the Disclosure Schedule.

                  "Event of Default" means any event or condition described in section 11.

                  "Exchange Act" means the Securities and Exchange Act of 1934, as amended from time to time.

                  "Exchangeable Subordinated Note" shall have the meaning set forth in section 2.1.

                  "Excess Stock" shall have the meaning set forth in section
6.3.

                  "Fair Market Value" of the Common Stock means, as of any date, the average of the daily closing prices of Common Stock for the 30 consecutive Trading Days next preceding the date prior to the date in question. The closing price for each day shall be the last sale price, or the closing bid price if no sale occurred, of Common Stock on the New York Stock Exchange for trading.


                                      -3-
346537.11

                  "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

                  "Governmental Authority" means

                  (a) the government of

                             (i) the United States of America and any State or other political subdivisions thereof, or

                            (ii) any jurisdiction in which the Borrower or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Borrower or any Subsidiary, or

                  (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

                  "HSR Rules" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and at the rules and regulations promulgated thereunder.

                  "Indebtedness" shall mean any obligation for money borrowed, including lease obligations that are capitalized for financial accounting purposes on the books of lessee and the Class A, Class B and Class C Collateralized Commercial Mortgage Notes issued by FSA Finance, Inc., pursuant to the Indenture dated as of May 22, 1995 among FSA Finance, Inc., Fleet Management and Recovery Corporation and Bank One, Columbus, N.A.

                  "Lien" means, with respect to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person any under conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

                  "Material", when capitalized, means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Borrower and its Subsidiaries taken as a whole.

                  "Material Adverse Effect" means a material adverse effect on
(a) the business, operations, affairs, financial condition, assets, or properties of the Borrower and its Subsidiaries taken as a whole or (b) on the ability of the Borrower to perform its obligations under this agreement and the Notes, or (c) on the validity or enforceability of this agreement or the Notes.


                                      -4-
346537.11

                  "Material Borrower Leases" shall have the meaning set forth in section 6.10(b).

                  "Material of Environmental Concern" shall have the meaning set forth in section 6.11(g)(v).

                  "Multiemployer Plan" means any Plan which is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

                  "NYSE Policy" shall have the meaning set forth in section 6.2.

                  "Notes" shall have the meaning set forth in section 2.3.

                  "Officer's Certificate" means a certificate of a Senior Financial Officer or of any other officer of the Borrower whose responsibilities extend to the subject matter of such certificate.

                  "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

                  "Pension Plan" means, at any time, any "employee pension benefit plan" (as such term is defined in section 3 of ERISA) maintained at such time by the Borrower or any ERISA Affiliate for employees of the Borrower or such ERISA Affiliate, excluding any Multiemployer Plan.

                  "Permitted Liens" shall mean Liens for (a) taxes, assessments and other governmental charges, if such taxes, assessments or charges shall not be due and payable, or if the validity thereof is being contested in good faith by appropriate proceedings and adequate reserves have been established with respect thereto on the latest audit balance sheet of Borrower; (b) workmen's, repairmen's or other similar Liens (inchoate or otherwise) arising or incurred in the ordinary course of business in respect of obligations which are reflected on the most recent balance sheet contained in the Borrower Reports or were incurred after the date of such balance sheet in the ordinary course of business; and (c) minor title defects, easements or Liens affecting real property which defects, easements or Liens do not, individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the property to which they relate.

                  "Person" means an individual, partnership, corporation, trust, unincorporated organization, or a government or agency or political subdivision thereof.

                  "Plan" means an "employee pension benefit plan" (as defined in section 3(2) of ERISA) which is or, within the preceding five years, has been

                                      -5-
346537.11
established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have any liability.

                  "Preferred Stock" shall have the meaning set forth in section 2.1.

                  "Property Restrictions" shall have the meaning set forth in section 6.10.

                  "Proxy Statement" shall have the meaning set forth in section 9.1(a).

                  "REIT" shall have the meaning set forth in section 6.8.

                  "Release" shall have the meanings set forth in section 6.11(g)(v).

                  "Required Stockholder Approval" shall have the meaning set forth in section 9.1(a).

                  "Responsible Officer" means any Senior Financial Officer and any other officer of the Borrower with responsibility for the administration of the relevant portion of this agreement.

                  "SEC" shall have the meaning set forth in section 6.5.

                  "Securities Act" shall have the meaning set forth in section 6.4(d).

                  "Securities Laws" shall have the meaning set forth in section 6.5

                  "Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Borrower.

                  "Senior Notes" shall have the meaning set forth in section
2.2.

                  "Significant Borrower Properties" shall have the meanings set forth in section 6.10.

                  "Significant Subsidiary" means at any time any Subsidiary that would at such time constitute a "significant subsidiary" (as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the date of the Closing) of the Borrower.

                  "Stockholders Meeting" shall have the meaning in section
9.1(a).



                                      -6-
346537.11

                  "Subsequent Funding" shall have the meaning set forth in
section 3.2.

                  "Subsequent Funding Date" shall have the meaning set forth in section 3.2.

                  "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient voting securities to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of Borrower.


                  "Tenancy Leases" shall have the meaning set forth in section 6.10(f).

                  "Termination Date" shall have the meaning set forth in
section 3.6.

                  "Transactions" shall have the meaning set forth in section
2.4.

                  "Trust Indenture Act" shall mean the Trust Indenture Act of 1939, as amended.

                  "Warrants" shall mean the warrants to purchase 200,000 shares of Common Stock of Borrower issued to Blackacre and Gildea or their Designees as provided in section 2.a.iii of the Commitment Letter.

                  "Wholly-Owned Subsidiary" means, at any time, any Subsidiary one hundred percent (100%) of all of the equity Securities (except directors' qualifying shares) and voting Securities of which are owned by any one or more of the Borrower and the Borrower's other Wholly-Owned Subsidiaries at such time.

                                      -7-
346537.11

                                                                   exhibit 5.4


                  SUGGESTED OPINION OF COUNSEL TO THE BORROWER

                  1. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to carry on its business and own its Material properties.

                  2. Borrower has duly qualified and is in good standing as a foreign corporation in each jurisdiction where it owns Material properties or the nature of its activities makes such qualification necessary, except where the failure to so qualify and be in good standing would not have a material adverse effect on the ability of the Borrower to perform its obligations under the Note Purchase Agreement and the Notes.

                  3. The Borrower has all requisite corporate power and authority to execute and deliver the Note Purchase Agreement, to issue and sell the Notes, and to perform its obligations set forth in each of the Note Purchase Agreement and the Notes.

                  4. Each of the Note Purchase Agreement and the Notes has been duly authorized by all necessary corporate action on the part of the Borrower (no action on the part of the stockholders of the Borrower being required in respect thereof), and each of the Note Purchase Agreement and the Notes being issued and sold by the Borrower today has been executed and delivered by a duly authorized officer of the Borrower, and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally, and except as such enforceability may be limited by general principles of equity, whether applied in a court of law or in equity and subject only to the approval of the Charter Amendment pursuant to section 242 of the Delaware General Corporation Law and the filing of the Charter Amendment pursuant to section 103 of the Delaware General Corporation Law and the filing of the Certificate of Designation with the Secretary of State of the State of Delaware pursuant to section 151(g) of the Delaware General Corporation Law.

                  5. The execution and delivery by the Borrower of the Note Purchase Agreement and the Notes, the issue and sale by the Borrower of the Notes purchased by Blackacre and Gildea today and the performance by the Borrower of its obligations thereunder will not conflict with, constitute a violation of, result in a breach of any provision of, constitute a default under, or result in the creation or imposition of

346537.11
any Lien or encumbrance upon any of its Material properties pursuant to the second restated certificate of incorporation or bylaws of the Borrower, any applicable statute, rule or regulation to which the Borrower is subject, or any agreement or instrument identified in the Disclosed Schedule to the Note Purchase Agreement or known to us after due inquiry to which the Borrower is a party or by which its respective Material properties may be bound.

                  6. All consents, approvals and authorizations of, and all designations, declarations, filings, registrations, qualifications and recordations with, Governmental Authorities required on the part of the Borrower in connection with the execution and delivery of each of the Note Purchase Agreement and the Notes and the issue and sale of the Notes and the use of the proceeds thereof have been duly obtained and are in full force and effect, except for the filing of the Charter Amendment and the Certificate of Designation with the Secretary of State of Delaware and the filing of the Proxy Statement and any related soliciting material with the SEC.

                  7. To our knowledge there is no action, proceeding or investigation pending or threatened (or any basis therefor known to us) which questions the validity of the Note Purchase Agreement or the Notes or any action taken or to be taken pursuant to the Note Purchase Agreement or the Notes.



                                      -2-
346537.11

                               TABLE OF CONTENTS


Section                                                                    Page

1.       DEFINITIONS.......................................................  1

2.       ISSUANCE, SALE AND PURCHASE OF THE NOTES..........................  1

3.       CLOSING...........................................................  2

4.       FUNDING SCHEDULE..................................................  3

5.       CONDITIONS TO CLOSING.............................................  4
         5.1.    Representations and Warranties............................  4
         5.2.    Performance; No Default...................................  4
         5.3.    Compliance Certificates...................................  4
         5.4.    Opinions of Counsel.......................................  4
         5.5.    Payment of Counsel Fees...................................  5
         5.6.    Payment of Commitment Fees................................  5
         5.7.    Warrants..................................................  5
         5.8.    Bank One Consent and Waiver...............................  5
         5.9.    Additional Conditions.....................................  5
         5.10.   Proceedings and Documents.................................  6

6.       REPRESENTATIONS AND WARRANTIES OF THE BORROWER....................  6
         6.1.    Organization and Qualification; Subsidiaries..............  6
         6.2.    Authority Relative to Agreement; Board Approval...........  7
         6.3.    Capital Stock of Borrower.................................  8
         6.4.    No Conflicts; No Defaults; Required Filings and...........  9
         6.5.    ConsentsSEC and Other Documents; Financial
                 Statements Undisclosed Liabilities........................ 10
         6.6.    Litigation; Compliance with Law........................... 11
         6.7.    Absence of Certain Changes or Events...................... 11
         6.8.    Tax Matters; REIT and Partnership Status.................. 12
         6.9.    Financial Records; the Borrower's Restated Certificate
                 of Incorporation and By-laws; Corporate Records........... 12
         6.10.   Properties................................................ 12
         6.11.   Environmental Matters..................................... 15
         6.12.   Proxy Statement........................................... 17
         6.13.   Vote Required............................................. 17
         6.14.   Securities Act Matters.................................... 18
         6.15.   Knowledge Defined......................................... 18


                                      -i-
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


Section                                                                   Page

7.       REPRESENTATIONS OF BLACKACRE AND GILDEA AND THE
         DESIGNEES......................................................... 18
         7.1.    Authority; Enforceability................................. 18
         7.2.    Financing................................................. 18
         7.3.    Purchase for Investment................................... 19
         7.5.    Accredited Investors...................................... 19
         7.6.    Maximum Investment........................................ 19
         7.7.    No Common Control......................................... 19
         7.8.    No Conflicts, Required Filings and Consent................ 19
         7.9.    No Adverse Action......................................... 20

8.       INFORMATION AS TO BORROWER........................................ 20
         8.1.    Financial and Business Information........................ 20
         8.2.    Officer's Certificate..................................... 21
         8.3.    Inspection................................................ 22

9.       AUTHORIZATION OF PREFERRED STOCK; CHANGE OF CONTROL............... 22
         9.1.    Authorization of Preferred Stock;
                 Certificate of Designation................................ 22
         9.2.    Registration Obligations.................................. 23
         9.3.    Change of Control Event................................... 24

10.      COVENANTS......................................................... 25
         10.1.   Compliance with Law....................................... 25
         10.2.   Insurance................................................. 25
         10.3.   Maintenance of Properties................................. 25
         10.4.   Payment of Taxes.......................................... 26
         10.5.   Corporate Existence, etc.................................. 26
         10.6.   Cooperation............................................... 26
         10.7.   Prior Notice of Liquidating Distribution.................. 27
         10.8.   Prohibition Against Certain Issuances..................... 27
         10.9.   Nomination of Director.................................... 27

11.      EVENTS OF DEFAULT................................................. 28

12.      REMEDIES ON DEFAULT............................................... 29

13.      EXPENSES, ETC..................................................... 30
         13.1.   Transaction Expenses...................................... 30
         13.2.   Survival.................................................. 32

14.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE
         AGREEMENT......................................................... 32

                                      -ii-
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


Section                                                                    Page


15.      AMENDMENT AND WAIVER.............................................. 33
         15.1.   Requirements.............................................. 33
         15.2.   Binding Effect, etc....................................... 33

16.      NOTICES........................................................... 33

17.      IDENTIFICATION OF DESIGNEES....................................... 35

18.      INDEMNIFICATION................................................... 35

19.      MISCELLANEOUS..................................................... 36
         19.1.   Successors and Assigns.................................... 36
         19.2.   Payments Due on Non-Business Days......................... 37
         19.3.   Severability.............................................. 37
         19.4.   Construction.............................................. 37
         19.5.   Counterparts.............................................. 37
         19.6.   Broker's Commission....................................... 37
         19.7.   No Other Negotiations or Commitments...................... 38
         19.8.   Governing Law............................................. 38
         19.9.   Publicity................................................. 38


SCHEDULE A                 Defined Terms
SCHEDULE 4.1               Funding Schedule
SCHEDULE 4.4               Use of Proceeds
DISCLOSURE SCHEDULE


Exhibit 2.1(a)    Form of Exchangeable Notes
Exhibit 2.1(b)    Form of Certificate of Designation
Exhibit 2.2(b)    From of Senior Note
Exhibit 5.4                Form of Opinion of Counsel to the Borrower
Exhibit 5.8                Bank One Consent and Waiver
Exhibit 5.9(a)    Bank One Commitment Letter
Exhibit 6.2                Charter Amendment
Exhibit 17                 Form of Addendum to Note Purchase Agreement

                                     -iii-
346537.11

                            NOTE PURCHASE AGREEMENT



                                  by and among



                        FACTORY STORES OF AMERICA, INC.,

                                 the Borrower,


                                      AND


                        BLACKACRE BRIDGE CAPITAL, L.L.C.


                                      and


                           GILDEA MANAGEMENT COMPANY








                              Dated: April 2, 1996


346537.11